Exhibit 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-259245 on Form S-3 of our report dated February 23, 2023, relating to the consolidated financial statements and financial statement schedule of Evergy Kansas Central, Inc. and subsidiaries, appearing in this Annual Report on Form 10-K for the year ended December 31, 2022.

/s/ DELOITTE & TOUCHE LLP

Kansas City, Missouri
February 23, 2023